DATED                                                                       2000
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                              SAGENT TECHNOLOGY INC

                                     - and -

                                  ARTHUR PARKER



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                                SERVICE AGREEMENT


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                             TAYLOR JOYNSON GARRETT
                                    Carmelite
                             50 Victoria Embankment
                                   Blackfriars
                                 London EC4Y 0DX

                              Tel No: 020 7300 7000
                              Fax No: 020 7300 7100

                                  Ref: ASG/SLP

                                      INDEX

CLAUSE NO.                                                          PAGE NO.
1.    Definitions and Interpretations....................................1
2.    Period of Employment...............................................2
3.    Duties.............................................................3
4.    Place of Employment................................................3
5.    Remuneration and Benefits..........................................4
6.    Signing Bonus......................................................5
7.    Change of Control..................................................6
8.    Expenses...........................................................5
9.    Pension............................................................5
10.   Holidays...........................................................5
11.   Sickness or Injury.................................................6
12.   Outside Interests..................................................7
13.   Confidential Information and Trade Secrets.........................7
14.   Intellectual Property..............................................9
15.   Dismissal.........................................................11
16.   Suspension........................................................12
17.   Grievance and Disciplinary Procedure..............................12
18.   Duties upon Termination...........................................12
19.   Restrictions......................................................13
20.   Restrictive Trade Practices Act...................................16
21.   Data Protection...................................................17
22.   Notices...........................................................17
23.   Miscellaneous.....................................................18
24.   Law and Jurisdiction..............................................19
Schedule 1..............................................................20

                                                                   EXHIBIT 10.32

THIS AGREEMENT is made the 1st day of January 2001


BETWEEN


(1) SAGENT TECHNOLOGY INC whose principal place of business is at 800 W. El Camino Real, Suite 300, Mountain View, CA, 94040, USA (the "Company"); and

(2) ARTHUR PARKER of Oak Moor, Mill Green, Headley, Newbury, U.K., RG198AN (the "Executive").


AGREED TERMS


1.      DEFINITIONS

1.1 In this agreement including the schedule the following expressions shall have the following meanings:

        "ASSOCIATED COMPANY" means any holding or intermediate holding company of the Company and any other company over which the Company (either alone or in conjunction with any connected person) or any holding or intermediate holding company has control for the time being within the meaning of section 840 of the ICTA;

        "BOARD" means the board of directors of the Company from time to time;

        "EFFECTIVE DATE" means the date of this agreement;

        "EMPLOYMENT" means the employment of the Executive by the Company;

        "ICTA" means the Income and Corporation Taxes Act 1988;

        "TERMINATION DATE" means the date on which the Executive's employment under this agreement terminates;

        "TERMINATION WITHOUT CAUSE" means separation of employment without a specific reason;

1.2     In this agreement and the schedule:

        (a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

        (b) reference to the singular includes a reference to the plural and vice versa;

        (c) reference to any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

        (d) reference to any gender includes a reference to all other genders; and

        (e) references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).


2.      PERIOD OF EMPLOYMENT

2.1 The Executive's job title will be Executive Vice President, Sales - EMEA and President Europe.

2.2 The Employment shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this agreement.

2.3 There is no employment with a previous employer which counts as part of the Executive's continuous period of employment for the purposes of the Employment Rights Act 1996 which began on the Effective Date.

        (a) The Company may terminate the Employment by giving the Executive three months' written notice to expire at any time on or after August 1, 2002.

        (b) The Executive may terminate the Employment by giving the Company three months' written notice to expire at any time on or after August 1, 2002.

        (c) The Employment shall in any event terminate without notice upon the Executive's sixtieth birthday, unless agreed to otherwise between the executive and the Board.

2.4 If written notice is given by the Executive or by the Company to terminate the Employment the Company may notwithstanding any other terms of this agreement but subject to sub-clause 2.5:

        (a) require the Executive to continue to perform such duties as the Board may direct so long as such duties are not demeaning; or

        (b) require the Executive to perform no duties and exclude the Executive from any premises of the Company or any Associated Company,

        and in each case the Company will continue to pay the Executive salary and provide all other benefits arising under this agreement during the period of notice.

2.5 If written notice is given by the Executive or by the Company to terminate the Employment the Company may in its sole and absolute discretion terminate the Executive's employment forthwith by undertaking to pay the Executive within 28 days salary in lieu of any required notice or the unexpired period thereof (subject to tax and national insurance) together with a further amount by way of a mutually agreeable, reasonable compensation for the loss of the Executive's other contractual benefits (including bonus and insurance) and any accrued holiday pay entitlement pursuant to clause 10 and Schedule 1. Where the Company terminates this agreement in accordance with this sub-clause the terms of clauses 13 and 19 shall remain in full force and effect.

2.6 Where the Company terminates this agreement otherwise than in accordance with the provisions of sub-clause 2.3(a) and 2.5 (subject always to the provisions of clause 15) any damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.


3.      DUTIES

        The Executive:

        (a) shall exercise the powers and functions and perform the duties reasonably assigned to him from time to time by or under the authority of the Board in such manner as shall be reasonably specified by or under the authority of the Board;

        (b) shall report to the Company's Chief Executive Officer and President as and when reasonably required;

        (c) shall devote the whole of his time attention and abilities to the performance of his duties during the Company's normal business hours of 8am to 5pm Monday to Friday inclusive and at such other times as may reasonably be necessary in the interests of the Company (unless prevented by illness or other incapacity and except as may from time to time be permitted or required by the Board) and the Executive accepts that by signing this agreement he has agreed that regulation 4 (1) of the Working Time Regulations 1998 shall not apply;

        (d) shall well and faithfully serve the Company (and any Associated Company if directed to do so by the Board) and use his best endeavours to promote and protect the interests of the Company and any Associated Company;

        (e) undertakes not to harm the reputation of the Company or any Associated Company; and

        (f) shall, when requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require relating to the transactions and affairs of the Company (and any Associated Company) of which the Executive shall have knowledge or of which the Executive ought to have knowledge.


4.      PLACE OF EMPLOYMENT

        The Executive's place of employment shall be at the offices of the Company at 21 Warple Way, London, W3, 0RQ, London, UK, or at any new location, as agreed to by the Executive and the Chief Executive Officer. In addition, the Executive shall travel to such parts of the world as the Board may direct or authorise. If the Company requires the Executive to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

5.      REMUNERATION AND BENEFITS

5.1

        (a) The Executive shall be paid a basic salary at the pounds sterling equivalent of US$250,000 per annum, or at such other rate as may be agreed in writing for the proper performance of his duties. This salary shall accrue from day to day and shall be payable once a month.

        (b) The salary shall be reviewed by the Board on or with effect from 1st January 2001 and thereafter not less than once in each calendar year. The Executive's salary shall not be less than that payable immediately before each such review.

        (c) The Executive will also be entitled to participate in the Company's bonus scheme. Bonuses will be awarded at the rate of 4% for the first US$4 million of revenue and 8% for revenues in excess of US$4 million. Revenue is all revenue (excluding maintenance) recognized for Europe, Middle East, and Africa and the bonus will be paid quarterly

        (d) Subject to the Executive continuing to hold a valid UK driving licence, the Executive shall receive a monthly car allowance of the pounds sterling equivalent of US$1,000.

5.2     The Executive shall also receive the following benefits:

        (a) the Executive shall be entitled to be a member of such medical expenses scheme as the Company may make available from time to time provided the Executive meets the normal underwriting requirements of that scheme and is accepted at normal rates of premium;

        (b) the Executive shall be entitled to the benefit of life insurance cover of US$2 million provided the Executive satisfies a medical examination and is accepted at normal rates of premium;

        (c) the Executive shall be entitled to be a member of the Company's disability insurance scheme provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium.

        Details of these benefits may be obtained from the Executive's manager.

6.      SIGNING BONUS


6.1 The Executive will receive a signing bonus of the pounds sterling equivalent of US$250,000, 50 per cent of which will be payable on the Effective Date and the remainder payable on a date being six months following the Effective Date.

6.2 The signing bonus will be repayable to the Company if the Executive's employment, of his own choosing (other than in circumstances where he is entitled to treat himself as having been constructively dismissed), is terminated within twelve months of the Effective Date.


7.      CHANGE OF CONTROL/TERMINATION WITHOUT CAUSE

        If the Company undergoes a change in control and the Executive is terminated not for cause or voluntarily terminates for good reason a severance payment of the pounds sterling equivalent of US$400,000 will be paid in 28 days. Change of control occurs in the event of a merger of the Company with or into another corporation in which the holders of at least 50% of the Company's outstanding voting power hold less than 50% of the outstanding voting power immediately after such merger, or the sale of substantially all of the assets of the Company (collectively, a "Change of Control"). As used herein, "Good Reason" shall mean the following (unless such event(s) applies generally to all senior management of the Company):

                (A) without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which results in a significant diminution in the Executive's position or responsibilities with the Company in effect immediately prior to the Change of Control, or the removal of the Executive from such position and responsibilities;

                (B) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (includes office space and location) available to the Executive immediately prior to such reduction;

                (C) a material reduction by the Company in the base salary or bonus opportunity of the Executive as in effect immediately prior to such reduction;

                (D) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced;

                (E) the relocation of the Executive to a facility or a location more than 50 miles from the Executive's then present location, without the Executive's express written consent; or

                (F) any purported termination of the Executive's employment by the Company which is not effected for death, disability or for Cause, or any purported termination for which the grounds relied upon are not valid.


7.1 If the employee is terminated without cause the Company will pay to the Executive a severance payment equal to one year's salary together with a further amounts by way of a mutually agreeable, reasonable compensation for loss of the Executives other contractual benefits (including bonus and insurance).

8.      EXPENSES

8.1 The Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by him in the course of the Employment in accordance with the Company's regulations from time to time. If required by the Board, the Executive shall produce receipts for such expenses acceptable to the Company.

8.2 Any credit card supplied to the Executive by the Company shall be used only for expenses incurred by him in the course of the Employment and in accordance with the Company's regulations.


9.      PENSION

9.1 The Executive is not eligible for membership of any occupational pension scheme.

9.1 A contracting-out certificate is not in force in respect of the Executive's employment.

9.2 Subject to any applicable Inland Revenue requirements and overriding legislation, the Company shall contribute to such personal pension arrangement as the Executive nominates and the Company approves (such approval not to be unreasonably withheld) at the rate of 8% of the basic salary paid quarterly to the Executive under sub-clause 5.1(a).


10.     HOLIDAYS

10.1 The Executive shall in addition to normal statutory and bank holidays be entitled to 5 weeks' (25 working days') paid holiday during each year commencing on 1st January and pro rata for any shorter period. The Company shall endeavour to meet the Executive's reasonable requests as to time and duration of holidays but it reserves the right to arrange holidays in its interest. The Executive's entitlement to holidays and to holiday pay shall be subject to the rules of the Company from time to time in force relating to holiday entitlement and holiday pay.

10.2    The Company's current holiday rules are set out in Schedule 1.


11.     SICKNESS OR INJURY

        Payment

11.1 If, in the opinion of the Board, the Executive is unable to perform his duties properly for a period, or periods, not exceeding six months (whether or not any days not worked are normal working days) in the aggregate in any period of twelve months ("the Aggregate Period") by reason of illness (including mental illness), accident or any other cause beyond the control of the Executive, then he shall be entitled during that time to receive his full remuneration. Thereafter any payment shall be subject to, and in accordance with, the terms of the Company's disability insurance scheme.

        Procedures

11.2 If the Executive is prevented by any of the factors mentioned in sub-clause 11.1 from performing his duties properly he shall report this fact promptly to the Company's personnel department by telephone on the first morning of absence or as soon as reasonably practical thereafter. If the Executive is absent for more than three consecutive working days he must complete a self-certification sickness form on his return and deliver it to the personnel department. If the absence continues for five or more working days he shall provide an appropriate medical certificate from his doctor in the manner required by the rules of the Company. Thereafter the Executive should submit a further appropriate medical certificate at weekly intervals during the whole period of absence.

11.3 Payment of any remuneration to the Executive under sub-clause 11.1 is conditional upon the prompt compliance by the Executive of his obligations under sub-clauses 11.2 and 11.5 as well as with any other rules of the Company from time to time in force relating to sickness or injury.

        SSP

11.4 Statutory sick pay ("SSP") will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of remuneration under sub-clause 11.1 for a day of absence will discharge its obligation to pay SSP for that day.

        Medical Examination

11.5 The Company may at any time require the Executive to be medically examined at its expense by a medical practitioner nominated by it and for a report of that examination to be provided to the Board.

        Termination

11.6 If, in the opinion of the Board, the Executive is or has been unable to perform his duties properly for a period or periods exceeding the Aggregate Period or if the Board at any time has reason to believe that because of any such cause the Executive may be unable properly to perform his duties for a continuous period of six months or more, the Company shall be entitled at any time to give to the Executive not fewer than six months' notice of termination of the Employment less the aggregate of any periods during which he has been paid salary under sub-clause 11.1 during the twelve months prior to the giving of such notice provided always that the Company may not terminate the Employment pursuant to this sub-clause 11.6 if the Executive is in receipt of, or entitled to, benefit under the terms of the Company's disability insurance scheme unless the Company shall first arrange for benefits not less favourable to the Executive than the net benefits payable under the Company's disability insurance scheme to be paid by the insurer to the Executive.


12.     OUTSIDE INTERESTS

        During the Employment the Executive shall not (save with the prior written consent of the Board):

        (a) directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation other than that of the Company except as a holder of not more than five per cent. of the issued shares or securities of any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose "occupation" shall include any public, private, or charitable work which the Board considers may hinder or interfere with the performance of the Executive's duties; or

        (b) introduce to any other person, firm or company other than any Associated Company, or transact for the account of himself or any other person, firm or company other than any Associated Company, business of any kind with which the Company is able to deal.


13.     CONFIDENTIAL INFORMATION AND TRADE SECRETS

13.1 The Executive acknowledges that in the ordinary course of the Employment he will be exposed to information about the Company's business and that of any Associated Company and that of its or their suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any Associated Company or to the general public and which if disclosed may cause harm to the Company's business or that of any Associated Company.

13.2 The Executive shall keep secret and shall not at any time either during the Employment, or after its termination, for whatever reason, use, communicate or reveal to any person for the Executive's own or another's benefit, any secret or confidential information concerning the business, finances or organisation of the Company or any Associated Company, its or their systems, techniques or know-how or its or their suppliers or customers which shall have come to his knowledge during the course of the Employment. The Executive shall also use his best endeavours to prevent the publication, disclosure or use of any such information.

13.3 For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it is not in the public domain and relates to:

        (a)     raw materials;

        (b)     research and developments;

        (c)     formulae, formulations;

        (d) methods of treatment, processing, manufacture or production, process and production controls including quality controls;

        (e)     suppliers and their production and delivery capabilities;

        (f)     customers and details of their particular requirements;

        (g) costings, profit margins, discounts, rebates and other financial information;

        (h)     marketing strategies and tactics;

        (i) current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;

        (j)     the development of new products;

        (k)     production or design secrets; or

        (l) technical design or specification of the Company's or any Associated Company's products;

        (m) pricing, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company or any Associated Company or of any client customer or supplier of the Company or any Associated Company.

13.4    The restrictions contained in this clause shall not apply to:

        (a) any disclosure or use authorised by the Board or required in the ordinary and proper course of the Employment or as required by a court or tribunal of competent jurisdiction or as required by an appropriate regulatory authority; or

        (b) any information which the Executive can demonstrate was known to the Executive prior to the commencement of his employment by the Company or is in the public domain otherwise than as a result of a breach of this clause or breach of an equivalent provision by any other employee of the Company.


14.     INTELLECTUAL PROPERTY

14.1 For the purposes of this clause, the following terms shall have the following meanings:

        "INTELLECTUAL PROPERTY" means patents, trade marks, service marks, registered designs, in each case whether registered or unregistered including any applications for any of the foregoing, trade and business names, copyright, goodwill, rights in designs, databases, inventions, confidential information, know-how, rights under licences, consents, orders, statute or otherwise howsoever in relation to any such rights and rights of the same or similar effect or nature arising or subsisting in any part of the world.

        "ORIGINATE" means (without prejudice to the generality of the word) originate, compose, write, invent, create, generate, discover, design, develop, manufacture or participate whether solely or with others.

14.2 The Executive agrees and acknowledges that because of the nature of the Executive's duties and responsibilities arising from the Employment, the Executive is under a special obligation to further the interests of the business of the Company. Consequently, any invention made by the Executive in the course of the Employment or connected with the Employment whether or not made during normal working hours or Originated by the Executive shall belong to the Company.

14.3 The Executive assigns to the Company with full title guarantee (by way of assignment of all present and future Intellectual Property rights) all Intellectual Property rights Originated

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        by the Executive (whether or not during normal working hours) in the course of the Employment or connected with the Employment with the Company throughout the world for the full term of protection together with all extensions, revisions, reversions, revivals and renewals and all rights of action related to such Intellectual Property rights including the right to institute and maintain proceedings and the right to sue for past infringements. The Executive agrees to disclose promptly in writing to the Company all details of any such Intellectual Property.

14.4 The Executive waives irrevocably and unconditionally any moral rights in any part of the world (including any rights conferred by Section 77-85 of the Copyright Designs and Patents Act 1988) that the Executive or the Executive's successors, personal representatives or heirs have or may have against the Company or any of its employees, officers or agents in any of the Intellectual Property rights referred to in clause 14.3.

14.5 The Executive agrees, at the Company's request, to exercise during the Employment by the Company, or at any time after the termination of the Employment, any moral rights the Executive has or may have (pursuant to Sections 77-85 of the Copyright Designs and Patents Act 1988 or otherwise) in any Intellectual Property rights referred to in clause
        14.3 against any third party in such manner as the Company shall reasonably request and in accordance with the Company's directions, and the Executive agrees not to exercise such moral rights other than in accordance with this paragraph.

14.6 The Executive agrees that the Executive will execute such deeds and documents and do such other acts and things as may be necessary or desirable in the opinion of the Company to substantiate, protect and/or maintain the Intellectual Property rights referred to in clause 14.3 including to give effect to the terms of this agreement and to vest the Intellectual Property rights referred to in clause 14.3 in the Company. The Executive acknowledges that, except as provided for by law, no further remuneration or compensation other than that provided for under this agreement is or may become due to the Executive in respect of the performance of the Executive's obligations under this agreement. The assignment contained in sub clause 14.3 shall not be affected by reason of the termination of the Employment.

14.7 Decisions as to the substantiation, protection and/or maintenance of any Intellectual Property rights referred to in clause 14.3 shall be at the sole discretion (without obligation) of the Company and the Executive agrees that the Executive shall have no claim or other right of action against the Company should it decide not to substantiate, protect or maintain any of such Intellectual Property rights.

14.8 The Executive appoints the Company to be the Executive's attorney in the Executive's name and on the Executive's behalf to execute, sign and do all such deeds, instruments or things and generally to use the Executive's name for the purposes of giving to the Company or its nominees the full benefits of rights conferred under this agreement.

14.9 The Executive undertakes not to make any claim (whether under Section 37 of the Patents Act 1977 or otherwise howsoever) to be entitled, whether in law or equity to any of the inventions included in the Intellectual Property rights referred to in clause 14.3 or to any patents or patents or similar protection granted in respect of any such inventions.

14.10 The Executive agrees to offer to the Company on arms length terms to be agreed with the Company and to give the Company a reasonable opportunity to acquire any Intellectual

        Property rights Originated by the Executive which do not vest in the Company under this agreement and, in the absence of agreement, such terms shall be determined by an arbitrator appointed by agreement between the Company and the Executive (or in the absence of agreement by the auditors of the Company) whose costs shall be borne equally by the Executive and the Company.

14.11   The Executive warrants, represents and agrees that:

        (a) the Intellectual Property rights referred to in clause 14.3 are or will be original have not been copied wholly or substantially and do not and shall not violate or infringe any copyright, moral right or any other right of any kind of any person;

        (b) the Executive is free and entitled to assign to the Company the Intellectual Property rights referred to in clause 14.3 hereby assigned to the Company and that the Executive is not under any disability, restriction or prohibition which would or might prevent the Executive from performing or observing any of the Executive's obligations under this clause; and

        (c) the Executive has not entered into and shall not enter into any arrangement which conflicts or may conflict with this clause and has not assigned granted or licensed to any third party or charged or encumbered in any way any rights in the Intellectual Property rights referred to in clause 14.3 and is the sole absolute unencumbered legal and beneficial owner of the Intellectual Property and is and shall be the sole author and creator of the Intellectual Property.

14.12 The Executive hereby indemnifies the Company and undertakes to keep the Company at all times fully and completely indemnified of, from and against all or any actions, proceedings, claims, demands, costs (including without prejudice to the generality of this provision legal costs of the Company on a full indemnity basis) expenses liability loss, awards and damages of any kind howsoever arising which the Company may directly or indirectly incur or suffer as a result of or which arise directly or indirectly out of any breach or non-performance by the Executive of any of the Executive's undertakings, warranties, representations or obligations in this clause, express or implied.


15.     DISMISSAL

        Notwithstanding the provisions of clause 2, the Company shall be entitled to terminate the Employment summarily by oral or written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive's continuing obligations under this agreement) in any of the following events:

        (a) if the Executive shall commit any serious or wilful or persistent breach or breaches of any express or implied term of his employment;

        (b) if the Board shall have reason to believe that the Executive has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board renders the Executive unfit to continue as an executive of the Company or which would be likely adversely to prejudice the reputation or interests of the Company or any Associated Company for which the Executive has performed duties during the Employment;

        (c) if the Executive shall petition for a bankruptcy order or have a bankruptcy order made against him or take the benefit of any legislation for the relief of insolvent debtors or make any composition with his creditors or shall become prohibited by law from being a director or taking part in the management of the Company whether under the Company Directors Disqualification Act 1986 or otherwise;

        (d) if, and without prejudice to the generality of the terms of this clause 15, the Executive shall wilfully abuse or misuse the computer system of the Company or any Associated Company, or any password relating to such computer system or shall gain access to any file or load any information or program contrary to the interests or procedures of the Company or any Associated Company; or

        (e) if any information relating to the Executive's suitability for employment by the Company and provided in the course of applying for employment is found to be false or misleading.

        (f) if the Executive fails or ceases to meet the requirements of any regulatory body whose consent is required to enable the Executive to undertake all or any of his duties and the Employment.


16.     SUSPENSION

        If the Board has reason to suspect that any one or more of the events set out in sub-clauses 15(a) to 15(f) (inclusive) has or have occurred (or if the circumstances in sub-clause 11.6 appear to exist) the Board may suspend the Executive on such terms as to payment of salary and other benefits or otherwise as the Board may think fit pending further investigations PROVIDED THAT in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.


17.     GRIEVANCE AND DISCIPLINARY PROCEDURE

17.1 If the Executive has any grievance relating to the Employment he should raise the matter either with his direct manager or with Ben Barnes orally or in writing and the matter will be discussed with the Executive. If the matter is not then settled the Executive may submit his grievance to the Board which shall as soon as possible consider such grievance at a meeting of the Board and will give the Executive a written response as soon as practicable thereafter. The decision of the Board shall be final.

17.2 Subject to the provisions of sub-clause 11.6 and clause 15 the policy of the Company is that an employee is not normally dismissed for a breach of his contract of employment which is capable of being remedied until after he has been warned that he will be dismissed in the event that such breach is not remedied or is repeated. However the Executive accepts that in the case of a senior executive of the Company it may not always be appropriate to give any warning.

17.3 A copy of the disciplinary rules and procedures of the Company can be obtained from the Executive's manager. They do not form part of the Executive's contract of employment.


18.     DUTIES UPON TERMINATION

        Upon termination of the Employment for whatever reason the Executive shall immediately:

        (a) hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company or any Associated Company, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or any Associated Company (including in particular any car provided to the Executive) which may be in his possession, custody, care or control and shall provide a signed statement that he has complied fully with the terms of this clause;

        (b) irretrievably delete any information relating to the business of the Company or any Associated Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

        (c) resign any office or appointment held by him in the Company or in any Associated Company without any claim for compensation or damages for loss of such office or appointment and the Executive hereby irrevocably appoints the Company as his agent to execute letters of resignation of such offices or appointments on his behalf; and

        (d) transfer to the Company or as it may direct all shares held by him in any company as nominee or trustee for the Company and deliver to the Company the certificates therefor and the Executive hereby irrevocably appoints the Company his attorney to execute any such transfers on his behalf.


19.     RESTRICTIONS

        Definitions

19.1 For the purposes of this clause the following words have the following meanings:

        "CUSTOMER" means any customer or client of the Company in connection with the Restricted Business or any other person, firm or company to whom the Company has presented to or approached or with whom the Company has negotiated with a view to that person becoming a customer or client of the Company in connection with the Restricted Business and who became a customer within three months following the Termination Date and in each case provided that during the twelve month period immediately prior to the Termination Date the Executive has dealt or sought to deal on behalf of the Company with that customer or client or person, firm or company or the Executive has been responsible during such period for the account of or for managing the business relationship with that customer or client or person firm or company;

        "DESIGNATED AREA" means the areas in Europe in which the Company carries out the Restricted Business;

        "RESTRICTED BUSINESS" means the design, manufacture, production, research or development, customisation, marketing or sale of business intelligence (data warehousing, data marts, data mining, OLAP) products or services but limited to goods, products or services of a kind with which the Executive was concerned or involved in the course of this employment during the twelve month period immediately prior to the Executive ceasing to be employed or for which the Executive has been responsible during such period;

        "RESTRICTED PERSON" means any person who has at any time in the period of six months prior to the Termination Date been employed by the Company or who is a consultant to the Company and in either case works in a senior executive or a senior technical or senior advisory capacity in the Restricted Business and who was known to or worked with the Executive during that period;

        Executive's Duties and Obligations

19.2    The Executive acknowledges that:

        (a) his primary duty under this agreement is to manage the sales, consulting, professional services and technical support organizations throughout Europe, the Middle East and Africa;

        (b) the information gained by him in the performance of his duties is not or may not be known by the general public or by the majority of those engaged in the business of business intelligence;

        (c) by virtue of his employment under this agreement he will obtain confidential information as to the business, operations and organisation of the Company including names of customers and their operations which belong exclusively to, and is of substantial value to the Company;

        and that accordingly he agrees to be bound by this clause 19 in order to protect the legitimate interests of the Company.

        Non-solicitation of Customers

19.3 The Executive shall not for a period of twelve months after the Termination Date either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in respect of any goods or services provided or supplied by the Company or substantially similar to such goods or services in connection with the Restricted Business.

        Non-dealing with Customers

19.4 The Executive shall not for a period of six months after the Termination Date either personally or by an agent and either on his own account or by or in association with any other person or otherwise directly or indirectly engage in the Restricted Business with any Customer.

        Non-solicitation of Employees

19.5 The Executive shall not during his employment or for a period of twelve months after the Termination Date either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly solicit or endeavour to entice away from the Company any Restricted Person or induce any Restricted Person to breach their contract of employment or encourage a Restricted Person to resign.

        Non-interference with Supplies

19.6 The Executive shall not for a period of twelve months after the Termination Date either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly interfere or seek to interfere or take such steps as may be likely to interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any supplier or seek to damage the relationship between any supplier and the Company who has supplied goods or services to the Company in the twelve month period immediately prior to the Executive ceasing to be employed by the Company.

        Non-competition within a Designated Area

19.7 The Executive shall not for the period of six months after the Termination Date whether directly or indirectly:

        (a) take up or hold any office in connection with any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area;

        (b) take up or hold any post or position which enables or permits the Executive to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person either a controlling influence over any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area; or

        (c) take up or hold any employment or consultancy in connection with any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area,

        which would have the necessary or probable result of the Executive being engaged within the Designated Area in business activities which are the same or similar to the Restricted Business.

        Application of Covenants to Associated Companies

19.8

        (a) The provisions of sub-clauses 19.2 to 19.7 inclusive shall apply equally where, during the period of twelve (12) months prior to the Termination Date, the Executive was engaged in or responsible for the business of any Associated Company (each of which Associated Company is hereinafter called "Relevant Company").

        (b)     In addition to the covenants given by him in sub-clauses 19.2 to
                19.7 above the Executive hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the sub-clauses 19.2 to 19.7 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of "Customer", "Designated Area" and "Restricted Business" and "Restricted Person" in sub-clause 19.1 apply with the substitution of "the Relevant Company" for the Company.

19.9 The Executive undertakes with the Company that he will observe any substitute restrictions (in place of those set out in sub-clauses 19.2 to 19.8 above) as the Company may from time to time specify in writing which are in all respects less restrictive in extent than those specified in sub-clause 19.3 to 19.8 above.

19.10   If any breach or violation of any of the terms of sub-clauses 19.3 to
        19.8 inclusive occurs, the Executive and the Company agree that damages alone might not compensate for such breach or violation and that in those circumstances injunctive relief would be reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any such breach or violation shall be implied by the fact that the Company for the time being and for whatever reason takes no action in respect of such breach or violation.

19.11 The Executive fully understands the meaning and effect of the covenants given by him at sub-clauses 19.2 to 19.8 and confirms that on taking separate and independent legal advice on the terms of this agreement he acknowledges and accepts that such sub-clauses are fair and reasonable in all the circumstances at the time this agreement was made.

20.     RESTRICTIVE TRADE PRACTICES ACT

        Unless this agreement or any agreement or arrangement of which this agreement forms part is a non-notifiable agreement for the purposes of section 27A of the Restrictive Trade Practices Act 1976, if there is a provision of this agreement, or of any such agreement or arrangement, which causes or would cause this agreement or any such agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976, that provision shall not take effect until the date after particulars of this agreement (or of that agreement or arrangement, as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976.

21.     DATA PROTECTION

21.1 The Executive agrees that personal data (other than sensitive personal data) relating to him/her and to his/her employment with the Company may to the extent that it is reasonably necessary in connection with his/her employment or the business of the Company:

        (a) be collected and held (in hard copy and computer readable form) and processed by the Company; and

        (b) be disclosed or transferred to other employees of the Company or any other Associated Company and their employees; any other persons as may be reasonably necessary; and as otherwise required or permitted by law.

21.2 The Executive agrees that the Company may process sensitive personal data relating to him/her, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring the Company's equal opportunity policy with a view to enabling equal opportunity to be promoted and maintained. The Executive agrees that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so or, in the case of personal data relating to gender, race or ethnic origin, for the purpose of monitoring, or enabling the monitoring of, the Company's equal opportunity policy.

21.3 The Executive consents to transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that his/her rights and freedoms in relation to the processing of the relevant personal data are adequately protected.

21.4 Except in relation to the conduct of activities to which the Executive is giving his/her consent to the extent set out above, this does not affect any rights which he/she has in law in relation to the collection, processing or transfer of personal data relating to him/her.


22.     NOTICES

22.1 Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or by telex or facsimile.

22.2 The address for service of the Company shall be its registered office marked for the attention of the managing director and in the case of the Executive shall be his address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

22.3 Any notice or other written communication shall be deemed to have been served:

        (a)     if delivered personally, at the time of delivery;

        (b) if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

        (c) if sent by telex or facsimile message, at the time of transmission (if sent during normal business hours, that is 09.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

22.4 In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a telex that the intended recipient's answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.


23.     MISCELLANEOUS

23.1 The Executive consents to the deduction from any sum otherwise payable to the Executive by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may bona fide have against the Executive, including but not limited to:

        (a)     overpayment of wages;

        (b) overpayment in respect of expenses incurred by the Executive in carrying out his duties;

        (c) loans which the Company may from time to time make to the Executive;

        (d) advances on wages which the Company may from time to time make to the Executive.

23.2 Save as expressly provided in this agreement no term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party. The Company and the Executive may amend this agreement only by letter or written instrument signed by both the Company and the Executive.

23.3 The headings to the clauses and any underlining in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

23.4 This agreement sets out the entire agreement and understanding between the parties in connection with the Employment save only for any terms implied by law. There are no collective agreements which directly affect the terms and conditions of the Employment.

23.5 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

24.     LAW AND JURISDICTION

24.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

24.2 The Executive irrevocably agrees that the courts and tribunals of England shall have jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly any suit, action or proceedings arising out of this agreement (together in this clause referred to as "Proceedings") may be brought in such courts and tribunals.

24.3 The Executive irrevocably waives any objection which he may have now or hereafter to the laying of the venue of any Proceedings in any such courts and tribunals as are referred to in sub-clause 24.2 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Executive and may be enforced in the courts of any other jurisdiction. The Executive hereby expressly waives all rights of jurisdiction in any Proceedings which he may have now or hereafter by reason of his present domicile or by reason of any subsequent or other domicile.

24.4 Nothing contained in this clause shall limit the right of the Company to take Proceedings against the Executive in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.


24.5 The Executive hereby consents generally in respect of any Proceedings arising out of or in connection with this agreement to the giving of any relief or the issue of any process in connection with such execution against any property or assets whatsoever or any order or judgment which may be made or given in such proceedings.

24.6 The Executive irrevocably agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on him if delivered, in connection with Proceedings in England, to 21 Warple Way, London, W3, 0RQ, London, UK.

                                   SCHEDULE 1

                                  HOLIDAY RULES


1. Holiday accrual starts on the first day of employment. The employee will accrue 25 days of time off per year. The holiday year is from January 1 to December 31, 160 hours' holiday in any holiday year may be carried forward into the next year at the Company's discretion.

2. The time at which annual holidays may be taken is at the discretion of the Company, but not more than 2 weeks may be taken at any one time.

3. On termination of the Employment the Executive shall be entitled to receive a payment representing holiday accrued and as yet untaken on a pro rata basis for the number of completed calendar months he has worked during the current holiday year. Such payment shall be calculated at a rate of 1/260 of annual basic salary payable to the Executive pursuant to sub-clause 5.1(a) from time to time per day of accrued and untaken holiday.

4. If at the Termination Date the Executive has taken holidays in excess of his accrued entitlement he will be required to refund to the Company a sum representing such unearned holiday. Such sum shall be calculated at a rate of 1/260 of annual basic salary payable to the Executive pursuant to sub-clause 5.1(a) from time to time per day of unearned holiday taken.

Executed and delivered as a deed on the day and in the year first written above.

The parties to this agreement have signed and entered into this agreement on the day and year first written above


EXECUTED by                 )
acting by                   )
                                    Director

                                    Director/Secretary


SIGNED by                   )
in the presence of:         )